Exhibit 5.2

January 4, 2024

Arcadium Lithium plc

Suite 12, Gateway Hub

Shannon Airport House

Shannon, Co. Clare V14 E370

Ireland

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as Vice President, General Counsel and Secretary for Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) relating to: (i) the registration of $15,000,000 of deferred compensation obligations (the “Obligations”), which will represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Livent Corporation Nonqualified Savings Plan (the “Plan”); and (ii) the registration of 2,400,000 ordinary shares of the Company, par value $1.00 per share (the “Shares”), which may be offered and sold pursuant to the terms and in the manner set forth in the Plan.

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Registration Statement, to be filed with the Securities and Exchange Commission (the “Commission”) under the Act; (ii) the Memorandum of Association of the Company, as currently in effect; (iii) the Articles of Association of the Company, as currently in effect; (iv) the Plan; and (v) resolutions of the Board of Directors of the Company relating to the Plan and the filing of the Registration Statement. I have also examined such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, I am of the opinion that the Obligations, when issued pursuant to the terms and in the manner set forth in the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not concede that I am an expert within the meaning of the Act or the rules and regulations thereunder.

Sincerely,

/s/ Sara Ponessa

Sara Ponessa

Vice President, General Counsel and Secretary